UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: January 12, 2007

(Date of earliest event reported)

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-09927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3405 West Dr. Martin Luther King Jr. Boulevard
Suite 101
Tampa, Florida		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On January 18, 2007, Comprehensive Care Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hythiam, Inc., a Delaware corporation, containing customary terms and conditions, including representations, warranties and indemnities, pursuant to which Hythiam’s newly-formed wholly-owned subsidiary will be merged with and into the Company, with the Company surviving after the merger as Hythiam’s wholly-owned subsidiary (the “Merger”). The Merger Agreement is attached hereto as Exhibit 2.1, and incorporated herein by reference.

Pursuant to the Merger Agreement, at the effective time of the Merger, each 12 outstanding shares of common stock of the Company (that is not owned by Woodcliff and has not exercised its dissenter’s appraisal rights under the Delaware General Corporation Law) will be cancelled and converted into the right to receive one share of Hythiam common stock.

The Company’s Board of Directors has approved the Merger subject to approval by a majority interest of the Company’s stockholders, and the Board of Directors of Hythiam has approved the Merger. The Merger Agreement provides as conditions to closing of the Merger that, among other things, the requisite stockholder approval shall have been obtained by the Company; and the respective boards of directors of Hythiam and the Company shall have ratified the Merger and the Merger Agreement, and shall have finally approved the Company’s information statement to stockholders and the registration statement for the shares issuable to Company stockholders in connection with the Merger.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) On January 17, 2007, Eugene L. Froelich resigned from the Board of Directors of the Company. Mr. Froelich was chair of the Audit Committee of the Board and served on the Compensation Committee. Mr. Froelich submitted a resignation letter dated January 17, 2007 to the Chairman of the Board of Directors (the “Resignation Letter”), in which he indicated that he disagreed with policies and practices that were being pursued by the Board of Directors relating to a potential merger transaction with Hythiam, Inc., a Delaware corporation, which had acquired all of the outstanding membership interests of Woodcliff Healthcare Investment Partners, LLC (“Woodcliff”), a significant stockholder of the Company, on January 12, 2007. A copy of the Resignation Letter is attached hereto as Exhibit 17.1 to this Form 8-K and is incorporated herein by reference.

(b) On January 12, 2007, Robert Parker, Barry A. Stein, and Peter Jesse Walcott resigned from the Board of Directors of the Company.

(d) On January 12, 2007, the Board of Directors of the Company unanimously appointed Steven R. Peskin, M.D., MBA, FACP, Michel A. Sucher, M.D., and Michael Yuhas to the Board of Directors to fill three vacancies. The new directors were appointed to the Board pursuant to the rights conferred to Woodcliff by the Company’s Certificate of Designation, Preferences, and Rights of Series A Convertible Preferred Stock. Woodcliff owns 1,739,130 shares of common stock and 14,400 shares of Series A Convertible Preferred Stock of the Company, the conversion of which would result in Woodcliff owning over 50% the outstanding shares of common stock of the Company.

Steven R. Peskin, MD, MBA, FACP, is Chief Medical Officer of MediMedia USA. In addition, he is Assistant Clinical Professor of Medicine at the University of Medicine and Dentistry of New Jersey. Before joining MediMedia, Dr. Peskin was Chief Executive Officer of Pharmaceutical Research Plus (PRP), a firm specializing in patient recruitment and retention for clinical trials. He was previously Founder, President, and Chief Operating Officer of Nelson Managed Solutions of Nelson Communications (now a division of Publicis Groupe), a managed care consulting and marketing services agency.

Michel A. Sucher, M.D. is a nationally known speaker on addiction medicine and emergency medicine. He currently serves as the corporate Medical Records Officer and Chief Compliance Officer of Rural/Metro Corporation, which is a $600 million revenue ambulance and fire protection service company based in Scottsdale, Arizona. Dr. Sucher recently served as the Acting Medical Director of the Division of Behavioral Health at the Department of Health Services, State of Arizona. He holds various teaching positions throughout the greater Phoenix metropolitan area. He is a Fellow of the American College of Emergency Physicians and a Fellow of the American Society of Addiction Medicine (“ASAM”). He is also certified as a medical review officer by ASAM.

Michael Yuhas is an experienced health care executive, with more than 20 years of experience in health care, managed care, and behavioral health care companies. He is a founder and the CEO of Integra Health Management, a Maryland-based company that provides behavioral and medical health management consultative services to healthcare payers. Prior to founding Integra, Mr. Yuhas served as Chief Executive Officer for Health Integrated, Inc., a Florida-based health management company that delivers behavioral health and medical case management services.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger dated January 18, 2007 by and between Hythiam, Inc., Comprehensive Care Corporation, and HCCC Acquisition Corporation

17.1	Resignation Letter dated January 17, 2007 from Eugene L. Froelich

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

By:	/s/ Robert J. Landis
	Name:	Robert J. Landis
	Title:	Chairman of the Board, Chief Financial Officer and Treasurer

Date: January 18, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated January 18, 2007 by and between Hythiam, Inc., Comprehensive Care Corporation, and HCCC Acquisition Corporation

17.1	Resignation Letter dated January 17, 2007 from Eugene L. Froelich

5